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                                                                   EXHIBIT 10.11


DATED: 19 JULY 1996
C/2554/1/AW/RZH DR D1-68605-1


AGREEMENT



between

JF ELECTRA (MAURITIUS) LIMITED
as Investor


COMPLETE BUSINESS SOLUTIONS, INC.
as Parent


CBS COMPLETE BUSINESS SOLUTIONS (MAURITIUS) LIMITED as Company

and

RAJ VATTIKUTI





SIMMONS & SIMMONS
24th Floor  Jardine House  One Connaught Place   Central   Hong Kong
Tel: (852) 2868 1131   Fax: (852) 2810 5040   DX009121 Central 1


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                                    CONTENTS


1.     Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.     Subscriptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
3.     Capital Contribution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
4.      Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
5.     Completion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
6.     Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
7.     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
8.     Provisions relating to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
9.     Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
10.    Costs and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
11.    Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SCHEDULE 1 : WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SCHEDULE 2: DUE DILIGENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SCHEDULE 3: CORPORATE DETAILS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40





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THIS AGREEMENT dated the 19th day of July 1996 and made


BETWEEN:


(1) JF ELECTRA (MAURITIUS) LIMITED, a company incorporated and existing under the laws of Mauritius whose registered office is at 4/F, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius ("the Investor");

(2) COMPLETE BUSINESS SOLUTIONS, INC. , a corporation incorporated and existing under the laws of the state of Michigan whose registered office is at 32605 West Twelve Mile Road, Suite 250, Farmington Hills, Michigan 48334-3339, U.S.A. ("the Parent") ; and

(3) CBS COMPLETE BUSINESS SOLUTIONS (MAURITIUS) LIMITED, a company incorporated and existing under the laws of Mauritius whose registered office is at Les Jamalacs Building, Vieux Conseil Street, Port Louis, Mauritius (the "Company"); and

(4) RAJ VATTIKUTI of 32605 West Twelve Mile Road, Suite 250, Farmington Hills, Michigan 48334-3339, U.S.A. ("Mr Vattikuti").


WHEREAS:

(A) The Parent is the beneficial owner of the entire issued share capital of the Company.

(B) The Investor wishes to subscribe for new shares in the capital of the Company in the amount of US$4,000,000 on the terms of this Agreement.

(C) The Company wishes to use part of the proceeds of the subscription referred to in Recital (B) above (and other funds available to it) to
       (I) repay a loan in the amount of US$2,760,000 outstanding to the Parent and (ii) make a capital contribution to, or subscribe for new shares in the capital of, the Subsidiary (as defined herein) in the amount of US$2,500,000 on the terms of this Agreement.

(D) The Parent wishes to subscribe for additional new shares in the capital of the Company in the amount of US$1,709,040 on the terms of this Agreement.

(E) Mr Vattikuti and the Parent have agreed to give certain warranties and representations in connection with the subscription for shares by the Investor as described in Recital (B) above.





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NOW IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.1    DEFINITIONS

       In this Agreement where the context admits:

       "Completion" means completion of the Subscription and the Top Up Subscription in accordance with Clause 5;

       "Due Diligence" means the due diligence conducted by the Investor prior to execution of this Agreement, comprising a review of the Due Diligence Bundle;

       "Due Diligence Bundle" means the agreed form bundle of documents reviewed by the Investor as part of the Due Diligence, comprising copies of the documents listed in Schedule 2;

       "India Shares" means equity shares of Rs100 each in the capital of the Subsidiary;

       "Loan" means the loan in the amount of US$2,760,000 made by the Parent to the Company and outstanding at the date of this Agreement;

       "Parties" means the named parties to this Agreement and their respective successors and assigns and "Party" shall be construed accordingly;

       "Shares" means ordinary shares of US$1 each in the capital of the Company;

       "Shareholders Agreement" means the shareholders agreement in an agreed form marked "A" to be entered into by the Parties and the Subsidiary on Completion;

       "Subscription" means the subscription by the Investor for the Subscription Shares on the terms of this Agreement;

       "Subscription Price" means the price of US$291.3965 per Subscription
       Share;

       "Subscription Shares" means the 13,727 new Shares to be subscribed for by the Investor pursuant to this Agreement;

       "Subsidiary" means Complete Business Solutions (India) Private Limited, a wholly owned subsidiary of the Company;

       "Top Up Subscription" means the subscription by the Parent for the Top Up Subscription Shares on the terms of this Agreement;

       "Top Up Subscription Price" means the price of US$291.3965 per Top Up Subscription Share;





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       "Top Up Subscription Shares" means the 5,865 new Shares to be subscribed for by the Parent pursuant to this Agreement;

       "Warranties" means the warranties and representations set out in
       Schedule 1;

       "Warrantors" means the Parent and Mr Vattikuti;

       "Rs" means Indian rupees; and

       "US$" means United States dollars.

1.2    CONSTRUCTION OF CERTAIN REFERENCES

       In this Agreement where the context admits:

       (A) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

       (B) references to Clauses and Schedules are references to clauses hereof and schedules hereto, references to Sub-Clauses or Paragraphs are, unless otherwise stated, references to sub-clauses or paragraphs of the Clause or Schedule in which the reference appears, and references to this Agreement include the Schedules; and

       (C) references to any document being in agreed terms or in agreed form are to that document in the form signed or initialled by or on behalf of the Parties for identification.

1.3    JOINT AND SEVERAL LIABILITIES

       All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

1.4    HEADINGS

       The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5    SCHEDULES

       Each of the Schedules shall have effect as if set out herein.





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2. SUBSCRIPTIONS

2.1    SUBSCRIPTION

       The Investor agrees to subscribe for, and the Company agrees to issue, the Subscription Shares at the Subscription Price, on the terms and subject to the conditions of this Agreement.

2.2    TOP UP SUBSCRIPTION

       The Parent agrees to subscribe for, and the Company agrees to issue, the Top Up Subscription Shares at the Top Up Subscription Price, on the terms and subject to the conditions of this Agreement.

2.3    PARI PASSU

       The Company hereby covenants and undertakes that the Subscription Shares and the Top Up Subscription Shares shall rank pari passu and as a single class with the existing Shares in issue at the date of Completion.

3. CAPITAL CONTRIBUTION

3.1 Subject to and conditional upon Completion, the Company hereby covenants and undertakes that it will subscribe for new India Shares or (if appropriate and permissible) make capital contributions to the Subsidiary in the aggregate amount of US$2,500,000 in such manner as is set out in the section headed "Sources and Uses of Funds" in the Business Plan (as defined in the Shareholders Agreement).

4.  CONDITION

4.1    CONDITION

       Completion of the Subscription and the Top Up Subscription are each conditional upon receipt by the Investor of foreign legal opinions in a form reasonably acceptable to it in connection with the transactions contemplated by this Agreement and the Shareholders Agreement, and dated at the date of Completion.

4.2    SATISFACTION

       The Investor shall use all reasonable endeavours to procure the satisfaction of the condition set out in Clause 4.1 (the "Completion Condition").

4.3    WAIVER

       The Investor may waive in whole or in part the Completion Condition.





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4.4    LAPSE

       If the Completion Condition has not been satisfied or otherwise waived by the Investor on or before 26th July 1996 (or such later date as the Investor and Mr Vattikuti shall agree in writing), this Agreement shall lapse and no Party shall be entitled to make any claim against any other in respect hereof, save for any antecedent breach.

5. COMPLETION

5.1    DATE OF COMPLETION

       Completion shall take place as soon as practicable after satisfaction (or waiver by the Investor, as the case may be) of the Completion Condition at the offices of Simmons & Simmons, 21 Wilson Street, London EC2M 2TX.

5.2    SUBSCRIPTION

       Subject to fulfilment of the Completion Condition (or waiver by the Investor, as the case may be), on Completion :-

       (A)  The Company shall:-

            (1) allot and issue to the Investor the Subscription Shares and shall promptly thereafter register the Investor as a member of the Company; and

            (2) deliver to Maigrot Koenig, the Investor's lawyers in Mauritius, share certificates in respect of the Subscription Shares.

       (B) The Investor shall pay to the Company the aggregate Subscription Price for the Subscription Shares to the bank account nominated by the Company which shall constitute a complete discharge of the Investor's obligations in respect thereof.

5.3    TOP UP SUBSCRIPTION

       Subject to the completion of the Subscription as set out in Clause 5.2 above:-

       (A)  The Company shall:-

            (1)  allot and issue to the Parent the Top Up Subscription Shares;
                 and

            (2) deliver to the secretary of the Company, as agent for the Parent, share certificates in respect of the Top Up Subscription Shares.





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       (B)  The Company shall pay to the Parent a net amount equal to the amount of the Loan less the aggregate Top Up Subscription Price for the Top Up Subscription Shares, to the bank account nominated by the Parent which shall constitute:-

            (1) a complete discharge of the Parent's obligations (as the Company hereby acknowledges) in respect of the Top Up Subscription; and

            (2) a complete discharge of the Company's obligations (as the Parent hereby acknowledges) in respect of repayment of the Loan.

5.4    SHAREHOLDERS AGREEMENT

       Subject to the fulfilment of the Completion Conditions set out in Clause
       4.1 and subject to the completion of all the matters set out in Clauses
       5.2 and 5.3, all the Parties shall, and Mr Vattikuti shall procure that the Subsidiary shall, enter into the Shareholders Agreement.

5.5    COVENANTS AND UNDERTAKINGS

       Mr Vattikuti hereby irrevocably covenants and undertakes to and for the benefit of the Investor to procure the due and punctual performance by the Parent, the Company and the Subsidiary of all acts, covenants and obligations to be performed, given or observed by each of them under this Agreement.

5.6    FAILURE TO COMPLETE

       If in any respect the preceding provisions of this Clause are not complied with on the date for Completion set by Clause 5.1 the Party not in default may:

       (A) defer Completion to a date not more than 28 days after the date set by Clause 5.1 (and so that the provisions of this Clause 5.6, apart from this Clause 5.6(A), shall apply to Completion as so deferred); or

       (B) proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

       (C)  rescind this Agreement.

6. WARRANTIES

6.1    INVESTOR'S KNOWLEDGE

       (A) The Warranties are given subject to matters fairly disclosed in this Agreement and the Due Diligence Bundle. No other information relating to the Parent, the Company or the Subsidiary of which the Investor has knowledge (actual or constructive) shall prejudice any claim made by the





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            Investor under the Warranties or operate to reduce any amount recoverable.

       (B) The Investor acknowledges that at the date hereof it is not aware of any claim that it would be entitled to bring against the Warrantors in respect of a breach of the Warranties at the date of this Agreement.

       (C) The Investor further acknowledges that the projections provided by the Company and the Parent to it are subject to a high degree of uncertainty and do not necessarily reflect the actual performance that the Company may achieve in the future.

6.2    WARRANTIES TO BE INDEPENDENT

       Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

6.3    DAMAGES

       Without restricting the rights of the Investor or the ability of the Investor to claim damages on any basis in the event that any of the Warranties is broken or proves to be untrue or misleading, the Warrantors shall, on demand, pay to the Investor:

       (A) the amount necessary to put the Investor into the position which would have existed if the Warranties had not been broken and had been true and not misleading; and

       (B) all costs and expenses incurred by the Investor as a result of the breach.

6.4    LIMITATION

       Notwithstanding the provisions of Clause 6.3:

       (A) the maximum aggregate liability of the Warrantors under or in connection with the Warranties shall not exceed a sum equal to the aggregate of (I) US$4,000,000 (the "Principal Sum") and (ii) interest in respect of the Principal Sum (accruing daily and compounded quarterly) at a rate of five per cent. (5%) above LIBOR from the date of this Agreement up to (and including) the date payment is made to the Investor in respect of any claim successfully brought by it against the Warrantors under this Agreement; and

       (B) notwithstanding Sub-Clause (A), the maximum liability of Mr Vattikuti under or in connection with the Warranties shall not exceed the sum of US$1,000,000.





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6.5    INVESTOR'S REPRESENTATIONS AND WARRANTIES

       The Investor hereby represents and warrants to and for the benefit of the Parent as follows:

       (A) The Investor is a company duly incorporated and validly existing under the laws of Mauritius.

       (B) (1) The Investor has the power, legal capacity and authority to execute, deliver and perform this Agreement and the Shareholders Agreement and necessary in order for it to perform any of its obligations under this Agreement and the Shareholders Agreement.

            (2) The execution, delivery and performance of this Agreement and the Shareholders Agreement have been duly authorised by appropriate action of the Investor.

       (C) The execution, delivery and performance of this Agreement and the Shareholders Agreement does not conflict with or constitute a violation or breach of the Company's organisational documents, or any law, regulation, order, writ, agreement, understanding, document or instrument binding upon the Investor. No governmental authorisation, permit or registration is required in connection with the execution, delivery and performance by the Investor of this Agreement or the Shareholders Agreement.

6.6    PENDING COMPLETION

       Mr Vattikuti shall procure that (save only as may be necessary to give effect to this Agreement) neither the Parent, the Company nor the Subsidiary shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any and all times from the date hereof down to Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

7. CONFIDENTIALITY

7.1    CONFIDENTIALITY

       Subject to sub-clause 7.2 and 7.3, each Party:-

       (A) shall treat as strictly confidential information obtained or received by it as a result of entering into or performing its obligations under this Agreement and relating to the negotiations relating to, or the provisions or subject matter of, this Agreement or the other Parties ("confidential information"); and





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       (B)  shall not, except with the prior written consent of the other
            Parties, publish or otherwise dispose to any person any confidential information.

7.2    PERMITTED DISCLOSURES

       Any Party may disclose confidential information which would otherwise be subject to sub-clause 7.1 if but only to the extent that it can demonstrate that:-

       (A) such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it, wherever situated and whether or not the requirement has the force of law;

       (B) the confidential information was lawfully in its possession prior to its disclosure by any other Party (as evidenced by written records) and has not been obtained from such other Party; or

       (C) the confidential information has come into the public domain other than through its fault or the fault of any person to whom the confidential information has been disclosed in accordance with Clause 7.3.

7.3    DISCLOSURES TO CERTAIN PARTIES

       Any Party may for the purposes contemplated by this Agreement disclose confidential information to the following persons:-

       (A) its professional advisers, auditors, bankers and insurers, acting as such; and

       (B)  its directors, officers and senior employees.

7.4    PERSISTENCE OF RESTRICTIONS

       The restrictions contained in this Clause shall survive the termination of this Agreement.

7.5    DUTY OF CARE

       In fulfilling its obligations under this clause, each Party shall only be required to use the same degree of care to prevent unauthorised disclosure of confidential information as it would use to prevent the disclosure of confidential information relating to itself.





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8. PROVISIONS RELATING TO THIS AGREEMENT

8.1    ASSIGNMENT

       This Agreement shall be binding upon and enure for the benefit of the successors of the Parties but shall not be assignable, save that the Investor may assign the benefit of the Warranties to any transferee of the Subscription Shares.

8.2    WHOLE AGREEMENT

       This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by or on behalf of all the Parties.

8.3    AGREEMENT SURVIVES COMPLETION

       The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

8.4    RIGHTS OF RESCISSION

       Any right of rescission conferred upon any Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of rescission shall constitute a waiver by such Party of any such other right or remedy. Completion shall not constitute a waiver by any Party of any breach of any provision of this Agreement whether or not known to such Party at the date of Completion.

8.5    FURTHER ASSURANCE

       At any time after the date hereof the Company shall, and Mr Vattikuti shall procure that the Company shall, at the request of the Investor, execute such documents and do such acts and things as the Investor may reasonably require for the purpose of vesting the Subscription Shares in the Investor and giving to the Investor the full benefit of all the provisions of this Agreement.

8.6    INVALIDITY

       If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.





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8.7    COUNTERPARTS

       This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement.

8.8    NOTICES

       (A) As between the Parties, for the purposes of this Agreement, all notices shall be given in accordance with this Clause 8.8. Any notice (which term shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

       (B) Any such notice shall be addressed as provided in Clause 8.8(C) and may be:-

            (1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

            (2) sent by international express mail service in which case it shall be deemed to have been given seven days after the date of posting; or

            (3) sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours (Hong Kong time) on any day shall be deemed to have been received at 09.00 hours (Hong Kong time) on the next day.

       (C) The addresses and other details of the Parties referred to in Clause 8.8 are, subject to Clause 8.8(D):-

            (1)    Name:                          JF Electra (Mauritius) Limited

                   For the attention of:          John Levack

                   Address:                       4/F, Les Cascades Building
                                                  Edith Cavell Street
                                                  Port Louis
                                                  Mauritius

                   Facsimile number:              (230) 212 9833

                   With a copy to:-               JF Electra Limited

                   For the attention of:          John Levack/Lucian Wu





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


                   Address:                       47/F, Jardine House
                                                  One Connaught Place
                                                  Central
                                                  Hong Kong

                   Facsimile number:              (852) 2530 5525


            (2)    Name:                          Complete Business Solutions,
                                                  Inc.

                   For the attention of:          Raj Vattikuti/Tim Manney

                   Address:                       32605 West Twelve Mile Road
                                                  Suite 250
                                                  Farmington Hills
                                                  Michigan 48334-3339
                                                  U.S.A.

                   Facsimile number:              (1) 810 488 0109

                   With a copy to:-               Butzel Long

                   For the attention of:          Arthur Dudley II

                   Address:                       Suite 900
                                                  150 West Jefferson
                                                  Detroit
                                                  Michigan 48226-4430
                                                  U.S.A.

                   Facsimile Number:              (1) 313 225 7080


            (3)    Name:                          CBS Complete Business
                                                  Solutions
                                                  (Mauritius) Limited

                   For the attention of:          The Company Secretary

                   Address:                       Les Jamalacs Building
                                                  Vieux Conseil Street
                                                  Port Louis
                                                  Mauritius

                   Facsimile number:              (230) 212 5265





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


                   With a copy to:-               Butzel Long

                   For the attention of:          Arthur Dudley II

                   Address:                       Suite 900
                                                  150 West Jefferson
                                                  Detroit
                                                  Michigan 48226-4430
                                                  U.S.A.

                   Facsimile Number:              (1) 313 225 7080


                   With a copy to:                Complete Business Solutions,
                                                  Inc.

                   For the attention of:          Raj Vattikuti/Tim Manney

                   Address:                       32605 West Twelve Mile Road
                                                  Suite 250
                                                  Farmington Hills
                                                  Michigan 48334-3339
                                                  U.S.A.

                   Facsimile number:              (1) 810 488 0109


            (4)    Name:                          Raj Vattikuti

                   Address:                       32605 West Twelve Mile Road
                                                  Suite 250
                                                  Farmington Hills
                                                  Michigan 48334-3339
                                                  U.S.A.

                   Facsimile number:              (1) 810 488 0439


       (D) Any Party may notify the other Parties of any change to the address or any of the other details specified in sub-clause 8.8(C), provided that such notification shall only be effective on the date specified in such notice or five days after the notice is given, whichever is later.





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9. ANNOUNCEMENTS

9.1 The Parties shall be entitled to make or permit or authorise the making of any press release or other public statement or disclosure concerning this Agreement or any of the transactions contemplated herein.

10. COSTS AND COMMISSIONS

10.1 Each Party shall bear its own costs in connection with the preparation and execution of this Agreement and the Shareholders Agreement.

10.2 As authorised by Article 13 of the Company's Articles of Association, the Company shall pay the following commissions to the Investor and the Parent in consideration of each one subscribing the Shares subscribed by it and each one procuring the subscription by the other of those Shares subscribed by the other in connection with this Agreement:-

        (A) a commission of US$140,000 to the Investor, representing approximately two and forty-five hundredths per cent. (2.45%) of the aggregate subscription proceeds pursuant to the Subscription and the Top Up Subscription; and

        (B) a commission of US$360,000 to the Parent, representing approximately six and thirty-one hundredths per cent. (6.31%) of the aggregate subscription proceeds pursuant to the Subscription and the Top Up Subscription.

11. LAW

11.1 This Agreement shall be governed by and construed in accordance with the laws of England.

11.2 Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration which shall be conducted in accordance with the UNCITRAL Arbitration Rules in force at the date of this Agreement (the "UNCITRAL Rules") in the English language. The appointing authority shall be the International Chamber of Commerce ("ICC") and the arbitration will take place in London. There shall be three arbitrators. One arbitrator shall be appointed by each of the Investor and the Parent and the third arbitrator shall be appointed by the first two arbitrators. If the first two arbitrators shall fail to agree on the appointment of a third arbitrator within 30 days of their own appointments, the third arbitrator shall be appointed in accordance with the UNCITRAL Rules. Any such arbitration shall be conducted in accordance with the ICC arbitration procedures in force at the date of this Agreement, including such additions to the UNCITRAL Rules as are therein contained.

11.3 The decision of the arbitration will be final and binding and not subject to appeal.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first before written.

                  SCHEDULE 1 : WARRANTIES AND REPRESENTATIONS


1.  INTERPRETATION

In this schedule where the context admits:-

(1) "Audited Accounts" means the audited consolidated balance sheet of the Parent and the audited balance sheet of the Subsidiary made up as at the Balance Sheet Date and the audited consolidated profit and loss account of the Parent and the audited profit and loss account of the Subsidiary for the year ended on the Balance Sheet Date, including the notes thereto, copies of which have been disclosed to the Investor in the Due Diligence Bundle;

(2)      "Balance Sheet Date" means 31st December 1995;

(3) "Company Accounts" means the unaudited balance sheet of the Company made up as at 19th July 1996, a copy of which has been disclosed to the Investor in the Due Diligence Bundle;

(4) "Computer Systems" means all computer systems used by or for the benefit of the Company at any time, including computer processors, associated and peripheral equipment, computer programs, technical and other documentation, and data entered into or created by the foregoing from time to time, but excluding any computer systems owned by clients of the Company or provided by such clients for use by the Company;

(5) "Companies Acts" means the Companies Act 1984 of Mauritius, the Companies Act 1956 of India and any other statutes from time to time in force concerning companies in Mauritius and India (as appropriate);

(6) "encumbrance" includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

(7) "environmental liability" includes liability for any form of damage to the environment and for any of the following: damage to living organisms or persons (including impairment of health and interference with amenity); damage to land or personal property; interference with riparian or other proprietary or possessory rights; and public or private nuisance;

(8) "intellectual property" means patents, trade marks, service marks, rights (whether registered or unregistered) in any designs, applications for any of the foregoing, trade or business names and copyright;

(9) "intellectual property agreements" means agreements or arrangements relating (wholly or partly) to intellectual property or to the disclosure, use, assignment or patenting of any inventions, discovery, improvements, processes, formulae or other knowhow;

(10) "Management Accounts" means the management accounts of the Subsidiary for the period ended on the Management Accounts Date, copies of which have been disclosed to the Investor in the Due Diligence Bundle;

(11)     "Management Accounts Date" means 30th April 1996;

(12) "Parent's Group" means the Parent and its subsidiaries and associated companies at the date of this Agreement;

(13) "Properties" means the properties owned or occupied by the Subsidiary for the purposes of carrying on its business, details of which have been disclosed to the Investor in the Due Diligence Bundle;

(14) "Reorganisation" means the corporate reorganisation of the share capitals of the Parent, the Company and the Subsidiary carried out prior to execution of this Agreement, copies of documents in relation to which have been provided to the Investor;

(15) "GAAP" means Generally Accepted Accounting Principles in force at the date hereof in any applicable territory;

(16) any question whether a person is connected with another shall be determined in accordance with s.839 of the United Kingdom Income and Corporation Taxes Act 1988 which shall apply in relation to this schedule as it applies in relation to that Act;

(17)     references to "the Company" include the Subsidiary;

(18) where any statement is qualified by the expression "so far as the Warrantors are aware" or "to the best of the Warrantors' knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry; and

(19) reference to any Act, statutory instrument, regulation, bye-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

2.  WARRANTIES AND REPRESENTATIONS

The Warrantors hereby jointly and severally warrant and represent to and for the benefit of the Investor in the following terms.

(A)      THE COMPANY AND THE PARENT

         (1)     Capacity

                 The Parent, the Company and the Subsidiary have full power to enter into and perform this Agreement and this Agreement constitutes binding obligations on the Parent, the Company and the Subsidiary in accordance with its terms.

         (2)     Liabilities Owing to or by Company

                 Except as disclosed, contained or accrued in the Audited Accounts and the Management Accounts, there is not outstanding any material indebtedness or other material liability (actual or contingent) owing by the Company to any member of the Parent's Group or any director or any person connected with any of them, nor is there any material indebtedness owing to the Company by any such person, and no promise or representation has been made to the Warrantors in connection with the Warranties in respect of which the Company might be liable.

         (3)     Parent's Other interests

                 Neither Mr Vattikuti nor any member of the Parent's Group (save for the Company and the Subsidiary) nor any person connected with Mr Vattikuti or any such member has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or any proposed business of the Company (save for a holding of shares in any company not exceeding five per cent. (5%) of such company's issued share capital).

         (4)     Reorganisation

                 The Reorganisation was properly carried out in compliance with the Companies Acts and all other applicable laws and regulations and all consents, approvals and permissions were duly obtained and all relevant filings were duly made in connection with the Reorganisation.

(B)      THE COMPANY'S CONSTITUTION

         (1)     Share Capital

                 Parts I and II of Schedule 3 contain true particulars of the authorised and issued share capital and other corporate details of the Company and the Subsidiary and all the shares there shown as issued are in issue fully paid and are beneficially owned and registered as set out therein free from any encumbrance.


         (2)     Memorandum and Articles

                 The copy of the memorandum and articles of association of the Company disclosed to the Investor in the Due Diligence Bundle is true and complete and has embodied therein or annexed thereto a copy of every such resolution or agreement as is required by applicable laws.

         (3)     Company Resolutions

                 Neither the Company nor any class of its members has passed any resolution (other than resolutions relating to business at annual general meetings which was not special business or those resolutions specifically passed in connection with the transactions contemplated by this Agreement).

         (4)     Options

                 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption), other than those Shares which may be issued and allotted pursuant to the Company's management stock option plan.

(C)      THE COMPANY AND THE LAW

         (1)     Compliance with Laws

                 The Company and the Parent have conducted their businesses in all material respects in accordance with all applicable laws and regulations of their respective countries of incorporation and any relevant foreign country and there is no order, decree or judgment of any Court or any governmental agency of or any country outstanding against the Company or the Parent or which may have a material adverse effect upon the assets or business of the Company or the Parent.

         (2)     Investment Holding

                 The Company (which, for the purpose of this Paragraph (2), shall not include the Subsidiary) carries on no business other than as an investment holding company.

         (3)     Licences

                 All necessary licences, consents, permits and authorities (public and private) have been obtained by the Subsidiary and the Parent to enable them to carry on their respective businesses effectively in the places and in the manner in which such businesses are now carried on and all such licences, consents, permits and authorities are valid and subsisting and to the best of the Warrantors' knowledge and belief there is no reason why any of them should be suspended, cancelled or revoked.

         (4)     Breach of Statutory Provisions

                 Neither the Company nor the Parent, nor any of their respective officers, agents or employees (during the course of their duties in relation to the Company or the Parent) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Act, Order, Regulation, or the like in any country which is punishable by fine or other penalty.

         (5)     Litigation

                 Neither the Company nor the Parent is engaged in any litigation or arbitration proceedings and so far as the Warrantors are aware no litigation or arbitration proceedings are pending or threatened by or against the Company or the Parent and there are no facts which the Warrantors believe are likely to give rise to any litigation or arbitration and neither the Company nor the Parent has been a party to any undertaking or assurance given to any Court or governmental agency or the subject of any injunction which is still in force.

         (6)     Insolvency

                 (a) No order has been made or petition presented or resolution passed for the winding up of the Company or the Parent, nor has any distress, execution or other process been levied against the Company or the Parent or action taken to repossess goods in the Company's or the Parent's possession.

                 (b) No steps have been taken for the appointment of an administrator or receiver of any part of the Company's or the Parent's property.

                 (c) No floating charge created by the Company or the Parent has crystallised and, so far as the Warrantors are aware, there are no circumstances likely to cause such a floating charge to crystallise.

                 (d) Neither the Company nor the Parent has been a party to any transaction which could be avoided in a winding up.

                 (e) Neither the Company nor the Parent has made or proposed any arrangement or composition with its creditors or any class of its creditors.

         (7)     Defective Products

                 Neither the Subsidiary nor the Parent has provided any services which are or were below the standard of services generally provided within the industry sector in which those companies operate and to the best of the Warrantors' knowledge and belief all such services provided by the Parent and/or the Subsidiary comply or complied in all material respects with any warranties or representations expressly or impliedly made by the Subsidiary or the Parent (as the case may be) or with all applicable regulations, standards and requirements in respect thereof. Neither the Subsidiary nor the Parent has undertaken any contract where a customer has challenged or is challenging the quality standards or cost estimates provided by the Subsidiary or the Parent (as the case may be), other than to the extent normally experienced within the relevant industry sector.

         (8)     Inducements

                 So far as the Warrantors are aware no officer, agent or employee of the Company or the Parent has paid any bribe or used any of the Company's or the Parent's assets unlawfully to obtain an advantage for any person.

(D)      THE COMPANY'S ACCOUNTS AND RECORDS

         (1)     Books and Records

                 All accounts, books, ledgers, financial and other records of whatsoever kind ("records") of the Parent and the Company:-

                 (a) have been fully, properly and accurately maintained, are in the possession of the Parent and the Company and contain true and accurate records of all matters required by law to be entered therein;

                 (b) do not contain or reflect any material inaccuracies or discrepancies; and

                 (c) give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the records is incorrect or should be rectified has been received.

         (2)     Accounts Warranty

                 (a) The Audited Accounts have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles and present fairly, in all material respects, the assets and liabilities of the Parent and the Subsidiary at the Balance Sheet Date and the profits of the Parent and the Subsidiary for the year ended on the Balance Sheet Date and apply bases and policies of accounting which have been consistently applied in the audited balance sheet and profit and loss accounts for the three financial years prior to the Balance Sheet Date.

                 (b) The Company Accounts present fairly, in all material respects, the assets and liabilities of the Company at 19th July 1996.

         (3)     Provision for Liabilities

                 Full provision has been made in the Audited Accounts for all material actual liabilities of the Parent and the Subsidiary outstanding at the Balance Sheet Date and proper provision (or note) in accordance with generally accepted accounting principles has been made therein for all other liabilities of the Parent and the Subsidiary then outstanding whether contingent, quantified, disputed or not, including (without limitation) the cost of any work or material for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against the Parent and/or the Subsidiary in respect of completed contracts and, taken as a whole, the aggregate liabilities of the Parent and the Subsidiary are not materially higher than as disclosed in the Audited Accounts.

         (4)     Stock Valuation and Accounting Policies

                 For the purposes of the Audited Accounts, the Parent and the Subsidiary's stock in trade and work in progress has been valued in accordance with applicable GAAP and on a basis in all material respects consistent with that adopted for the purpose of the Parent's audited consolidated accounts in respect of the beginning and end of each of the three last preceding accounting periods and the value of redundant or obsolete materials and materials below standard has been written down to realisable market value or adequate provision has been made therefor.

         (5)     Management Accounts

                 The Management Accounts have been prepared in accordance with the Subsidiary's normal practices and the Warrantors do not consider them misleading.

         (6)     Returns

                 The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever in any applicable territory have been properly made and delivered. All such documents delivered to the Registrar of Companies or to any other authority whatsoever in any applicable territory, whether or not required by law, were true and accurate when so delivered.

(E)      THE SUBSIDIARY'S BUSINESS

         (1)     Business since the Balance Sheet Date

                 Since the Balance Sheet Date:-

                 (a) the Subsidiary has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

                 (b) the Company has not borrowed or raised any money or taken any financial facility;

                 (c) the Company has paid its creditors within the times agreed with such creditors and so that there are no debts outstanding by the Company which have been due for more than eight weeks;

                 (d) the Company has not entered into, or agreed to enter into, any capital commitments;

                 (e) no share or loan capital has been issued or agreed to be issued by the Company;

                 (f) save for the payment by the Subsidiary of a dividend in the aggregate amount of Rs1,435,000 in respect of the year ended on the Balance Sheet Date, no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid; and

                 (g) there has been no material deterioration in the financial position, prospects or turnover of the Company.

         (2)     Working Capital

                 Having regard to existing bank and other facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with, or undertaken by the Company.

         (3)     Commission

                 No one is entitled to receive from the Company any finder's fee, brokerage, or other commission in connection with this Agreement or the Shareholders Agreement.

         (4)     Consequence of the Subscription and the Top Up Subscription

                 The subscription for the Subscription Shares by the Investor, the subscription for the Top Up Subscription Shares by the Parent or compliance with the terms of this Agreement:-

                 (a) will not cause the Company to lose the benefit of any right or privilege it presently enjoys or so far as the Warrantors are aware, cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

                 (b) will not relieve any person of any obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

                 (c) will not result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity; and

                 (d) will not give rise to or cause to become exercisable any right of pre-emption,

                 and, to the best of the knowledge and belief of the Warrantors, the Company's relationships with clients, customers, suppliers and employees will not be adversely affected thereby.

         (5)     Grants

                 The Company has not applied for or received any financial assistance from any supranational, national or local authority or government agency.

         (6)     Insurances

                 (a) Full particulars of all the Subsidiary's insurances (including, without limitation, the limit of cover and the basis of cover under each policy and the amount of excess applicable thereto) have been provided to the Investor and the insurances which are maintained by the Subsidiary afford the Subsidiary adequate cover against such risks as companies carrying on the same type of business as the Subsidiary commonly cover by insurance and in particular:

                          (i) the assets of the Subsidiary are insured against fire in their full replacement value;

                          (ii) the Computer Systems are adequately insured for all material risks; and

                          (iii) the Subsidiary is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally covered by insurance.

                 (b) All the Subsidiary's insurances (details of which have been disclosed to the Investor in the Due Diligence Bundle) are in full force and effect, and so far as the Warrantors are aware there are no circumstances which might lead to any liability under any of the Subsidiary's insurances being avoided by the insurers or the premiums being materially increased and, there are no special or unusual terms, restrictions or rates of premium, all premiums have been paid on time and there is no claim outstanding under any such insurance nor are the Warrantors aware of any circumstances likely to give rise to a claim.

         (7)     Trading Name

                 The Subsidiary does not trade under any name other than "Total Business Solutions", "CBSI" or "CBS India".

(F)      THE COMPANY'S ASSETS

         (1)     Net Asset Value

                 The value of the net tangible assets of the Parent and the Subsidiary at Completion determined in accordance with the same accounting policies as those applied in the Audited Accounts (and on the basis that each fixed asset is valued at a figure no greater than the value attributed to it in the Audited Accounts or, in the case of any fixed asset acquired by the Parent and the Subsidiary after the Balance Sheet Date, at a figure no greater than cost) will not be less than the value (subject to normal depreciation charges) of the net tangible assets of the Parent and the Subsidiary at the Balance Sheet Date as shown in the Audited Accounts.

         (2)     Assets and Charges

                 (a) Except for current assets disposed of by the Parent or the Subsidiary in the ordinary course of its business, the Parent and the Subsidiary are the owners of and have good marketable title to all assets included in the Audited Accounts and all assets which have been acquired by the Parent or the Subsidiary since the Balance Sheet Date and no such asset, nor any of the undertaking, goodwill or uncalled capital of the Parent or the Subsidiary is subject to any encumbrance or any agreement or commitment to give or create any encumbrance.

                 (b) Since the Balance Sheet Date, save for disposals in the ordinary course of its business, the assets of the Parent and the Subsidiary have been in the possession of, or under the control of, the Parent and the Subsidiary.

                 (c) No asset is shared by the Subsidiary with any other person and the Subsidiary does not depend for its business upon any assets, facilities or services owned or supplied by other members of the Parent's Group.

                 (d) No charge in favour of the Company is void or voidable for want of registration.

         (3)     Debts

                 Any debts owed to the Company as recorded in the Company's books and records are good and collectable in the ordinary course of business and not subject to any defence, right of set-off or counter-claim of any kind arising from an act or omission occurring prior to the date of this Agreement and no amount included in the Audited Accounts as owing to the Parent or the Subsidiary at the Balance Sheet Date has been released for an amount less than the value at which it was included in the Audited Accounts or is now regarded by the Warrantors as irrecoverable in whole or in part. The Subsidiary has not factored or discounted any of its debts or agreed to do so.

         (4)     Title Retention

                 The Company has not acquired or agreed to acquire any material asset on terms that property therein does not pass until full payment is made.

         (5)     Intellectual Property Rights

                 (a) All the intellectual property used by the Subsidiary is owned or properly licenced by it and it does not use any intellectual property in respect of which any third party has any right, title or interest.

                 (b) So far as the Warrantors are aware, none of the processes or products of the Subsidiary infringes any right of any other person relating to intellectual property or involves the unlicensed use of confidential information disclosed to the Subsidiary by any person in circumstances which might entitle that person to a claim against the Subsidiary.

                 (c) There are no outstanding claims against the Subsidiary for infringement of any intellectual property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

                 (d) Confidential information and knowhow used by the Subsidiary is kept strictly confidential and the Subsidiary operates and fully complies with procedures which maintain such confidentiality. The Warrantors are not aware of any such confidentiality having been breached.

                 (e) Any computer software licensed by the Subsidiary for use by third parties has and is being used by those third parties within and in accordance with any conditions imposed by such licence.

         (6)     Plant

                 The machinery and plant, including fixed plant and machinery, and all vehicles and the Computer Systems and other office and other equipment used in connection with the business of the Company:-

                 (a) is (subject to fair wear and tear) in good repair and condition and in satisfactory working order;

                 (b) is capable, and will (subject to fair wear and tear) be capable, over the period of time during which it will be written down to a nil value in the accounts of the Company, of doing the work for which it was designed or purchased;

                 (c) is not surplus to the Company's requirements in the ordinary course of its business; and

                 (d) is in the possession and control of, and is the absolute property free from any encumbrance of, the Company save for those items held under hire purchase or rental agreements the value of which items in the aggregate does not exceed US$1,000,000.

         (7)     Computer Systems

                 (a) The Computer Systems have been satisfactorily maintained and supported.

                 (b) The Computer Systems have adequate capability and capacity for the projected requirements of the Company for the processing and other functions required to be performed for the purposes of the business of the Company.

                 (c) Disaster recovery plans are in effect and are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of the Company.

                 (d) The Company has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring and use of the Computer Systems.

                 (e) The Company has adequate procedures to ensure internal and external security of the Computer Systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data.

                 (f) Where any of the records of the Company are kept on Computer Systems, the Company is the owner of all hardware and all software licences necessary to enable it to keep, copy, maintain and use the records (as defined in paragraph (D)(1)) in the course of its business and does not share any hardware or software relating to the records with any person.

         (8)     Title to Properties

                 The particulars of the Properties disclosed to the Investor in the Due Diligence Bundle are true and correct and the Subsidiary has good and marketable title to each Property which it is said to own free from any encumbrance, sub-lease, tenancy or right of occupation, reservation, easement, quasi-easement or privilege in favour of any third party and there are appurtenant to each Property all rights and easements necessary for its use and enjoyment and except as shown the Company has no other interest in land and does not occupy any other property.

         (10)    Matters affecting Properties

                 (a) No Property or any part thereof is affected by any of the following matters or is to the knowledge of the Warrantors likely to become so affected:-

                          (I) any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of any of the Properties for the purpose for which it is now used or which affects or might in the future affect the value of the Properties; or

                          (ii) any notice, order, demand, requirement or proposal of which the owner has notice or of which the Warrantors are aware made or issued by or on behalf of any government or statutory authority, department or body for acquisition, clearance, demolition or closing, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line; or

                          (iii) any compensation received as a result of any refusal of any application for planning consent or the imposition of any restrictions in relation to any planning consent; or

                          (iv)    any commutation or agreement for the
                                  commutation of rent or payment of rent in advance of the due dates of payment thereof.

                 (b) Each of the Properties is in a good and substantial state of repair and condition and fit for the purposes for which it is at present used.

                 (c) All material restrictions conditions and covenants (including any imposed by or pursuant to any lease) affecting any of the Properties have been observed and performed and no notice of any breach of any of the same has been received or is to the Warrantors' knowledge likely to be received.

                 (d) The use of the Properties and all machinery and equipment therein and the conduct of any business therein complies in all material respects with all relevant statutes and regulations and with all rules regulations and delegated legislation thereunder and all necessary licences and consents required thereunder have been obtained.

                 (e) There are no material restrictive covenants or provisions, legislation or orders, charges, restrictions, agreements, conditions or other matters which preclude the use of any of the Properties for the purposes for which the Properties are now used and each such user is the permitted user under the provisions of applicable legislation and all material restrictions, conditions and covenants imposed by or pursuant to the said applicable legislation been observed and performed.

                 (f) All replies by or on behalf of the Warrantors or the Company to enquiries relating to any of the Properties made by or on behalf of the Investor were when given and are now true and correct.

         (11)    Properties Previously Owned

                 The Company has no existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest, including, without limitation, leasehold premises assigned or otherwise disposed of.

(G)      THE COMPANY AND THE ENVIRONMENT

         (1)     Compliance with Environmental Protection Laws

                 (a) The Company has not committed any breach of statutory requirements for the protection of the environment or of human health or amenity, and has acted at all times in conformity with all relevant codes or practice, guidance, notes, standards and other advisory material issued by any competent authority.

                 (b) The Company has not received any communication from any competent authority in respect of the Company's business, failure to comply with which would constitute breach of any statutory requirements or compliance with which could be secured by further proceedings. The Warrantors are not aware of any circumstances which might give rise to any such communication being received.

(H)      THE COMPANY'S CONTRACTS

         (1)     Documents

                 All title deeds and agreements to which the Company is a party and other documents owned by or which ought to be in the possession of the

                 Company are in the possession of the Company and are properly stamped and are free from any encumbrance.

         (2)     Contracts and Terms of Business

                 Details of all material contracts of the Company, together with details of the business principles which will govern future business between the Subsidiary and the Parent, have been disclosed to the Investor in the Due Diligence Bundle.

         (3)     Material Contracts

                 The Company is not a party to or subject to any material agreement, transaction, obligation, commitment, arrangement or liability which:

                 (a) is incapable of complete performance in accordance with its terms within thirty-six months after the date on which it was entered into or undertaken; or

                 (b) is known by the Warrantors or by the Company to be likely to result in a loss to the Company on completion of performance; or

                 (c) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of the Company's business; or

                 (d) is with any trade union or body or organisation representing its employees; or

                 (e) requires an aggregate consideration payable by the Company in excess of US$1 million; or

                 (f) involves or is likely to involve the supply of services by or to the Company the aggregate sales value of which will represent in excess of twenty per cent. (20%) of the turnover of the Company for its last financial year; or

                 (g) in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

                 (h) are hedging, futures, options or other derivative contracts; or

                 (I) is a contract for the sale of shares or assets which contains warranties or indemnities; or

                 (j) is in any way otherwise than in the ordinary course of the Company's business.

         (3)     Defaults

                 Neither the Company nor any other party to any agreement with the Company is in default thereunder, being a default which would be material in the context of the financial or trading position of the Company nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to such a default.

         (4)     Sureties

                 No person other than the Company has given any guarantee of or security for any overdraft loan or loan facility granted to the Company.

         (5)     Powers of Attorney

                 No powers of attorney given by the Company (other than to the holder of an encumbrance solely to facilitate its enforcement) are now in force. No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business, and the Warrantors are not aware of any person purporting to do so.

         (6)     Insider Contracts

                 Other than transactions carried out between the Company and the Parent:-

                 (a) there is not outstanding, and there has not at any time during the last six years been outstanding, any agreement or arrangement to which the Company is a party and in which the Warrantors, any person beneficially interested in the Company's share capital or any director or any person connected with any of them is or has been interested, whether directly or indirectly;

                 (b) the Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm's length nature; or

                 (c) all costs incurred by the Company have been charged to the Company and not borne by any other member of the Parent's group.

         (7)     Debts

                 There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business, nor has the Company lent any material amounts of money which have not been repaid.

         (8)     Options and Guarantees

                 The Company is not a party to any option or pre-emption right, or a party to any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or default in the performance of any obligation of any other person.

         (9)     Tenders

                 No offer, tender, or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

(I)      THE COMPANY AND ITS BANKERS

         (1)     Borrowings

                 The total amount borrowed by the Company from its bankers does not exceed its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

         (2)     Continuance of Facilities

                 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company have been provided to the Investor and neither the Warrantors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

         (3)     Off-Balance Sheet Financing

                 Neither the Parent nor the Subsidiary has engaged in any borrowing or financing not required to be reflected in the Audited Accounts.

         (4)     Bank Accounts

                 A statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date hereof has been provided to the Investor. The Company has no other bank or deposit accounts (whether in credit or overdrawn) and since such statement there have been no payments out of any such accounts except for routine payments and the balances on current account are not now substantially different from the balances shown on such statements.

(J)      THE COMPANY AND ITS OFFICERS

         (1)     Directors

                 The particulars shown in Schedule 3 are true and complete and no person not named therein as such is a director or shadow director of the Company.

         (2)     Particulars of Officers

                 (a) The particulars shown in the schedule of officers disclosed to the Investor in the Due Diligence Bundle show all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each officer or consultant of the Company or any person connected with any such person and are true and complete and include particulars of all profit sharing incentive and bonus arrangements to which the Company is a party whether legally binding on the Company or not.

                 (b) Since the Management Accounts Date no change has been made in the rate of remuneration, or the emoluments or pension benefits of any officer or ex-officer of the Company and no change has been made in the terms of engagement of any such officer and no additional officer has been appointed.

                 (c) No present officer of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

                 (d) The Company has not given notice of any redundancies to any government department or started consultations with any trade union pursuant to any statute or regulation.

         (3)     Service Contracts

                 There is not outstanding any contract of service between the Company and any of its directors or officers which is not terminable by the Company without compensation (other than any compensation payable by statute) on not more than three months' notice given at any time.

         (4)     Disputes with Employees

                 The Warrantors are not aware of any outstanding material claim against the Company by any person who is now or has been an officer or employee of the Company or any material dispute between the Company and a material number or class of its employees and no payments are due by the Company to employees or ex-employees for redundancy, severance pay, long service payments or similar payments.

(K)      THE COMPANY AND ITS SUBSIDIARIES

         (1)     Particulars of Subsidiaries

                 The Company has no other subsidiary other than the Subsidiary.

         (2)     Investments, Associations and Branches

                 The Company:-

                 (a) is not the holder or beneficial owner of, and has not agreed to acquire, any class of the share or other capital of any other company or corporation (whether incorporated in Mauritius or elsewhere) other than the Subsidiary and has not entered into any forward contracts, options, hedging agreements or similar financial instruments;

                 (b) is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing commissions or income; and

                 (c) has no branch, agency or place of business outside Mauritius and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date hereof) outside Mauritius.

(L)      MISCELLANEOUS

         (1)     All Material Matters Disclosed

                 All information contained or referred to in this Agreement and the Due Diligence Bundle or in any annexure thereto is accurate in all material respects and the Warrantors are not aware of any other fact or matter which renders any such information misleading or which might reasonably affect the willingness of a subscriber to subscribe for the Subscription Shares on the terms, including price, of this Agreement.

(M)      TAXATION

         (1)     Residence

                 The Parent and the Company are and always have been resident for taxation purposes only in the national jurisdiction in which they are incorporated.

         (2)     Tax Provisions

                 Full provision or reserve has been made in the Audited Accounts for all taxation liable to be assessed on the Parent and/or the Subsidiary or for which they (or either of them) are accountable in respect of income, profits or gains earned, accrued or received on or before the Balance Sheet Date or any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Audited Accounts and full provision has been made in the Audited Accounts for deferred taxation calculated in accordance with generally accepted accounting principles.

         (3)     Returns

                 The Parent and the Company have properly and punctually made all returns and provided all information required for taxation purposes and none of such returns is subject to a dispute by the relevant taxation authorities or any other authority concerned (in the United States of America, Mauritius, India or elsewhere) which has had or may have a material adverse effect on the Company and the Warrantors are not aware that any such dispute is likely in respect thereof.

         (4)     Payment of Tax

                 The Parent and the Company have duly and punctually paid all taxation which they have become liable to pay and are under no liability to pay any penalty or interest in connection with any claim for taxation and have not paid any tax which they were and are not properly due to pay.

         (5)     Audits

                 Neither the Parent nor the Subsidiary has in the last six years received any inspection from any taxation authority.

                           SCHEDULE 2: DUE DILIGENCE



        DOCUMENT DESCRIPTION                                                                       DATE
        --------------------                                                                       ----
 1      CBS Complete Business Solutions (Mauritius) Limited Balance Sheet                          7/19/96

 2      Complete Business Solutions (India) Private Limited employee listing with details of       6/30/96
        compensation as of June 30, 1996

 3      Addendum to June 30, 1996 employee listing                                                 7/17/96

 4      Complete Business Solutions (India) Private Limited 1995 Draft Audited Financial           7/18/96
        Statements

 5      Complete Business Solutions, Inc.1994 and 1995 Audited Financial Statements                4/11/96

 6      Complete Business Solutions, Inc. 1992 and 1993 Audited Financial Statements               4/29/94

 7      Complete Business Solutions (India) Private Limited minutes for Board of Directors         1/24/95
        meeting

 8      Complete Business Solutions (India) Private Limited minutes for Board of Directors         3/29/95
        meeting

 9      Complete Business Solutions (India) Private Limited minutes for Board of Directors         6/2/95
        meeting

 10     Complete Business Solutions (India) Private Limited minutes for Board of Directors         6/26/95
        meeting

 11     Complete Business Solutions (India) Private Limited minutes for Board of Directors         7/28/95
        meeting

 12     Complete Business Solutions (India) Private Limited minutes for Board of Directors         8/1/95
        meeting

 13     Complete Business Solutions (India) Private Limited minutes for Board of Directors         12/11/95
        meeting

 14     Complete Business Solutions (India) Private Limited minutes for Board of Directors         1/8/96
        meeting

 15     Complete Business Solutions (India) Private Limited minutes for Board of Directors         1/17/96
        meeting

 16     Complete Business Solutions (India) Private Limited minutes for Board of Directors         5/16/96
        meeting

 17     List of assets loaned by Complete Business Solutions, Inc. to Complete Business            7/15/96
        Solutions India (Private) Limited through June 1996

 18     Complete Business Solutions (India) Private Limited fixed asset list, up to June 30,       7/10/96
        1996

 19     Letter from Arthur Andersen re: explanation of Subchapter S rules                          7/16/96

 20     Complete Business Solutions (India) Private Limited details of insurance in place as of
        June 30, 1996

 21     List of ongoing litigation to which Complete Business Solutions, Inc. is a party as of     7/10/96
        July 10, 1996

 22     Complete Business Solutions, Inc.  tax and other audits that have occurred since 1990      7/10/96
        as of July 10, 1996

 23     Complete Business Solutions (India) Private Limited bank balances as of July 16, 1996      7/17/96

 24     Sale Deed between Mukund Rubber Private Limited and Complete Business Solutions (India)    6/2/95
        Private Limited

 25     Letter from Government of India, Ministry of Commerce, Madras Export Processing Zone to    8/3/93
        Total Business Solutions (India) Private Limited re: allotment of additional SDF building

 26     Lease cum sale agreement between Tamil Nadu Housing Board and Complete Business            4/23/96
        Solutions (India) Private Limited

 27     Lease cum sale agreement between Tamil Nadu Housing Board and Complete Business            4/23/96
        Solutions (India) Private Limited

 28     Letter from Government of India, Ministry of Commerce, Madras Export Processing Zone to    4/21/95
        Complete Business Solutions (India) Private Limited re: transfer of lease plot

 29     Memo to Tim Manney from P Gunasagar re: Transfer of Funds for Bangalore Property           7/1/96

 30     Government of India, Income Tax Department No Objection Certificate                        6/24/96

 31     Government of India, Income Tax Department No Objection Certificate                        6/24/96

 32     Application for Certificate Under Section 230A of the Income Tax Act                       4/18/96

 33     Agreement for Sale between Jaiprakash Industries Limited and Complete Business             4/12/96
        Solutions (India) Private Limited

 34     Agreement of Sale between Jaiprakash Industries Limited and Complete Business Solutions    4/12/96
        (India) Private Limited

 35     Letter to Complete Business Solutions (India) Private Limited from Jayanth M.              1/23/96
        Pattanshetti re: Scrutiny and Legal Opinion of documents

 36     Lease Deed between Vidya Devi Shenoy and Complete Business Solutions (India) Private       4/3/96
        Limited

 37     Lease Deed between A.S.R. Prasad and Complete Business Solutions (India) Private           4/3/96
        Limited

 38     Complete Business Solutions (India) Private Limited Audited 1994 Financial Statements      6/2/95

                         SCHEDULE 3: CORPORATE DETAILS


                              Part I - The Company

NAME:                             CBS Complete Business Solutions (Mauritius)
                                  Limited

REGISTERED OFFICE:                Les Jamalacs Building, Vieux Conseil Street,
                                  Port Louis, Mauritius

AUTHORISED CAPITAL:               100,000 ordinary shares of US$1 each

ISSUED AND OUTSTANDING
CAPITAL:                          29,433 ordinary shares of US$1 each

DIRECTORS:                        Pierre Dinan, Uday Kumar Gujadhur, Raj
                                  Vattikuti, Tim Manney, Doug Land

SECRETARY:                        Vinay Juwaheer c/o Multiconsult Limited

ACCOUNT REFERENCE DATE:           31st December


                            Part II - The Subsidiary

NAME:                             Complete Business Solutions (India) Private
                                  Limited

REGISTERED OFFICE:                Unit 13, Block 2, SDF Buildings, Madras
                                  Export Processing Zone, Tambaram, Madras
                                  600 045, India

AUTHORISED CAPITAL:               1,000,000 equity shares of Rs 100 each

ISSUED CAPITAL:                   410,000 equity shares of Rs 100 each

DIRECTORS:                        B. Venkateshwar Rao, S. Ramanathan, Dr,
                                  N.R. Sivaswamy, Raj Vattikuti, Tim Manney

SECRETARY:                        P. Gunasayar

ACCOUNT REFERENCE DATE:           31st December

AUDITORS:                         Arthur Andersen & Co.

SIGNED by John Levack                             )      John Levack
and                       duly                    )
authorised for and on behalf of                   )
JF ELECTRA (MAURITIUS) LIMITED                    )
in the presence of :-                             )
                        Robert Hanka
                        ROBERT HANKA
                        24/F Jardine House
                        1 Connaught Place
                        Central, Hong Kong


SIGNED by Tim Manney                              )      Tim Manney
and RAJ VATTIKUTI         duly                    )
authorised for and on behalf of                   )      Raj Vattikuti
COMPLETE BUSINESS SOLUTIONS INC.                  )
in the presence of :-                             )

                          Arthur Dudley II
                          ARTHUR DUDLEY II
                          150 W. JEFFERSON SUITE 900
                          DETROIT, MICHIGAN 48226, USA


SIGNED by Tim Manney                              )      Tim Manney
and RAJ VATTIKUTI         duly                    )
authorised for and on behalf of                   )      Raj Vattikuti
CBS COMPLETE BUSINESS SOLUTIONS                   )
(MAURITIUS) LIMITED in the presence of :-         )
                        Arthur Dudley II
                        ARTHUR DUDLEY II
                        150 W. JEFFERSON SUITE 900
                        DETROIT, MICHIGAN 48226, USA


SIGNED by RAJ VATTIKUTI                           )      Raj Vattikuti
in the presence of :-                             )
                        Arthur Dudley II
                        ARTHUR DUDLEY II
                        150 W. JEFFERSON SUITE 900
                        DETROIT, MICHIGAN 48226, USA